CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED BYLAWS

OF

ILX RESORTS INCORPORATED

(Formerly known as International Leisure Enterprises Incorporated)

Stephanie D. Castronova, Secretary of ILX RESORTS INCORPORATED, an Arizona corporation (the "Corporation"), hereby certifies that on the 14th day of March, 2000, the Board of Directors of the Corporation adopted the following amendments to the Amended and Restated Bylaws of the Corporation:

1.

Article II, Section 5 of the Amended and Restated Bylaws is amended in its entirety to read as follows:

SECTION 5.  Notice of Shareholders’ Meeting.  Written notice stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by an officer of the corporation at the direction of the person or persons calling the meeting.  If mailed, notice shall be deemed to be delivered when mailed to the shareholder at his or her address as it appears on the stock transfer books of the corporation.  Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice unless determined otherwise by the unanimous vote of the holders of all the issued and outstanding shares of the corporation present at the meeting in person or represented by proxy.

2.

Article II, Section 6 of the Amended and Restated Bylaws is amended in its entirety to read as follows:

SECTION 6.  Fixing Date for Determination of Shareholders of Record.  In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix in advance a record date, which shall not be more than seventy (70) days prior to the date of such meeting or such action, as the case may be.  If the Board has not fixed a record date for determining the shareholders entitled to notice of or to vote at a meeting of shareholders, the record date shall be at four o'clock in the afternoon on the day before the day on which notice is given, or if notice is waived, at the commencement of the meeting.  If the Board has not fixed a record date for determining the shareholders entitled to express consent to corporate action in writing without a meeting, the record date shall be the time of the day on which the first written consent is served on the Corporation in the manner provided by the Arizona Revised Statutes.  If the Board has not fixed a record date for determining shareholders for any other purpose, the record date shall be at the close of business on the day before the Board adopts the resolution relating thereto.  A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting if such adjournment or adjournments does not exceed one hundred twenty (120) days in the aggregate; provided, however, that the Board may fix a new record date for the adjourned meeting.

DATED this 24th day of March, 2000.

__________________________________

Stephanie D. Castronova, Secretary